Exhibit – (a)(1)(i)

BIOFORM MEDICAL, INC.

OFFERING MEMORANDUM

RELATING TO OUR

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR

REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 7:00 P.M., PST ON JANUARY 22, 2009

UNLESS THIS OFFER IS EXTENDED OR TERMINATED

BioForm Medical, Inc., which is sometimes referred to in this offering memorandum as the “Company,” “BioForm Medical,” “BFRM,” “our,” “us” and “we,” is offering certain employees of BioForm Medical and its subsidiaries the opportunity to exchange outstanding options to purchase shares of our common stock that have a per share exercise price equal to or greater than $3.70, which we refer to as “Eligible Options,” for new options to purchase the same number of shares of our common stock, which we refer to as “Replacement Options,” on the terms and under the conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of the Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “The Offer,” which begins on page 7.

We have issued stock options as a means of promoting the long-term success of our business by encouraging our employees to devote their abilities and industry to BioForm Medical through the exertion of high levels of performance. However, the Compensation Committee of our Board of Directors has determined that many of our employees have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” As a result, these stock options have little or no current value as an incentive to retain and motivate our employees.

This Exchange Program is intended to address this situation by providing our employees with an opportunity to exchange Eligible Options for Replacement Options. By making this Offer, we intend to provide our employees with the opportunity to hold Replacement Options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with BioForm Medical and contribute to the attainment of our business and financial objectives.

Each of the Eligible Options that may be exchanged pursuant to the Offer was granted under the BioForm Medical, Inc. 2003 (Active) Stock Plan, as amended, which we refer to as the “2003 Plan,” or the BioForm Medical, Inc. 2007 Equity Incentive Plan, as amended, which we refer to as the “2007 Plan,” and, together with the 2003 Plan, the “Plans.” Replacement Options will be granted under the 2007 Plan upon the terms and subject to the conditions set forth in this offering memorandum and the related BioForm Medical Stock Option Exchange Program Election Form, which we refer to as the “Election Form.” We will price and grant the Replacement Options on the day this Offer expires. Participation in the Exchange Program is voluntary. An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including December 22, 2008 through the date the Replacement Options are granted, which we refer to as the “Eligibility Period,” he or she is an employee of BioForm Medical, or a subsidiary of BioForm Medical, and holds at least one Eligible Option (“Eligible Employees”).

Each Eligible Employee who participates in the Exchange Program will receive one Replacement Option to purchase shares of BioForm Medical common stock in exchange for each Eligible Option that is tendered and accepted for exchange in accordance with the terms of the Offer. Each Replacement Option granted following the conclusion of the Exchange Program will cover the same number of shares of our common stock as the surrendered Eligible Option to which the Replacement Option relates. In other words, we are offering to replace Eligible Options with Replacement Options on a one-to-one share basis. The exercise price of the shares covered by the Replacement Options cannot be determined until the date of their grant, currently expected to be January 22, 2009. Eligible Employees should consider, prior to expiration of the Offer, whether changes in the market price of the Company’s common stock between December 22, 2008 and January 22, 2009 increase or decrease the value of their Eligible Options when making a decision whether or not to participate in the Exchange Program.

If you are an Eligible Employee and you elect to exchange one or more Eligible Options, then, for each Eligible Option you elect to exchange, you must exchange all of that Eligible Option grant that remains unexercised. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not yet been exercised will be eligible to be exchanged in the Exchange Program.

All Eligible Options that are accepted pursuant to the Offer will be cancelled following the expiration of the Offer, currently scheduled to expire at 7:00 p.m. PST on January 22, 2009. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer, unless the individual who tendered it for exchange ceases to be an Eligible Employee before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its original terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which will be void and of no force or effect if the tendering individual ceases to be an Eligible Employee before the expiration of the Eligibility Period. If you elect to exchange Eligible Options pursuant to the Offer, your election is accepted, you do not withdraw your election, and you remain an Eligible Employee through the date we grant the Replacement Options, we will grant you a Replacement Option under the 2007 Plan for each Eligible Option you have tendered for exchange. We expect the new grant date for the Replacement Options to be January 22, 2009, unless this Offer is extended by us.

Each Replacement Option will:

•

have a per share exercise price equal to the closing sales price (or the closing bid, if no sales are reported) of Company’s common stock as quoted on the on the NASDAQ Global Market (the “NASDAQ”) on the day this Offer expires;

•	have a four-year annual vesting schedule starting on the new grant date;

•	have an expiration date that is 10 years post the new grant date; and

•	be subject to the terms and conditions of the 2007 Plan.

Although the Compensation Committee of our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange your Eligible Options.

See “Risk Factors” beginning on page 6 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Section 7.

Shares of our common stock are listed on the NASDAQ under the symbol “BFRM.” The historic prices at which our common stock has traded is described in Section 6, Price Range of Common Stock Underlying the Options. On December 17, 2008, the closing sales price of our common stock as listed on NASDAQ was $0.96 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

IMPORTANT

If you wish to participate in the Exchange Program, an individualized Election Form is included with this offering memorandum. Election Forms should be sent to BioForm Medical, Inc.:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402;

•	by facsimile to David Hartley at (650) 286-4075;

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

To participate, your Election Form must be received by us no later than 7:00 p.m. PST on January 22, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If you submit your election form and do not receive confirmation prior to January 15, 2009, please confirm receipt of your Election Form with David Hartley at 650-286-4035 to avoid any lost Election Forms and the resulting lack of exchange of your options. It is your responsibility to ensure that we have received your Election Forms. If your Eligible Options are properly tendered for exchange, and are not properly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares you are entitled to purchase with your Replacement Options and their per share exercise price.

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

Nothing in this offering memorandum should be considered as a contract or guarantee of employment, wages or compensation. The employment relationship between BioForm Medical and each employee remains “at will.” BioForm Medical reserves the right to amend or terminate the Plans at any time, and the grant of an option under the Plans or this Offer, does not in any way obligate BioForm Medical to grant additional options or offer further opportunities to participate in any offer to exchange at any future time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	Why are we conducting the Exchange Program?	1
2.	What is the Exchange Program?	1
3.	What are Eligible Options?	1
4.	Who are Eligible Employees?	1
5.	Who is not eligible to participate in the Exchange Program?	1
6.	What are Replacement Options?	1
7.	How are Replacement Options different from Eligible Options?	2
8.	How many shares will I be able to acquire upon purchase of a Replacement Option?	2
9.	Do I have to participate in the Exchange Program?	2
10.	When must I be an Eligible Employee?	2
11.	Does participation in the Exchange Program create a right to continued employment?	2
12.	What happens if I leave BioForm Medical because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	2
13.	Why can’t BioForm Medical just reprice my options?	2
14.	Why can’t I just be granted additional options?	3
15.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	3
16.	What will happen to Eligible Options that I choose not to exchange?	3
17.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	3
18.	May BioForm Medical cancel this Offer?	3
19.	What are the conditions to this Offer?	3
ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM
20.	How do I participate in the Exchange Program?	3
21.	How will I know BioForm Medical received my Election Form?	3
22.	How will I know my options were exchanged?	4
23.	How do I obtain information about my existing stock options?	4
24.	Must I submit my Eligible Option grant documents with my Election Form?	4
25.	What is the deadline to elect to participate in the Exchange Program?	4
26.	What will happen if my Election Form is not received as required by the deadline?	4
27.	May I withdraw or change my election?	4
28.	How do I withdraw or change my election?	4
29.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?	4
30.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?	4
31.	May I select which portion of an Eligible Option to exchange?	4
32.	May I exchange both vested and unvested portions of an Eligible Option?	4
33.	When will I receive my Replacement Option grant documents?	5
34.	What if my employment with BioForm Medical ends after the date the Replacement Options are granted?	5
35.	What happens if BioForm Medical is acquired before my options vest?	5

36.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?	5
OTHER IMPORTANT QUESTIONS
37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	5
38.	How should I decide whether or not to participate?	5
39.	Are there risks that I should consider in deciding whether to exchange my Eligible Options?	5

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this offering memorandum where you can find a more complete description of the topics in this Summary Term Sheet and the Election Form. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program. Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•	Exchange Program Design and Purpose

•	Administration and Timing of the Exchange Program

•	Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	Why are we conducting the Exchange Program?

Stock options for employees are very important to BioForm Medical’s compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price, as of December 17, 2008, is substantially higher than the then-current trading price of BioForm Medical stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our stock options is impaired. The Exchange Program has been designed to reinstate the retention and motivational value of our stock option program.

2.	What is the Exchange Program?

The Exchange Program is a program being offered by BioForm Medical to allow Eligible Employees to exchange their Eligible Options for Replacement Options. The Exchange Program is voluntary and will allow Eligible Employees to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options. The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Options.

3.	What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from BioForm Medical shares of BioForm Medical common stock that (i) had an exercise price on December 22, 2008 equal to or greater than $3.70 per share, and (ii) are held by Eligible Employees.

4.	Who are Eligible Employees?

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period from and including December 22, 2008 through the date the Replacement Options are granted, he or she is an employee of BioForm Medical or a subsidiary of BioForm Medical and holds at least one Eligible Option.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•	Retirees;

•	Terminated employees;

•	Consultants, advisors or other non-employees; and

•	Members of BioForm Medical’s Board of Directors who are not full-time employees of BioForm Medical.

6.	What are Replacement Options?

Replacement Options are the options that will be granted to Eligible Employees in exchange for tendered and accepted Eligible Options.

7.	How are Replacement Options different from Eligible Options?

The exercise price of the Replacement Option will be equal to the closing price of the Company’s common stock on the NASDAQ on the day when the Replacement Options will be granted (currently expected to be January 22, 2009).

Each Replacement Option will have a new four-year annual vesting schedule and an expiration date that is ten years after the grant date of such Replacement Option.

Many of the Eligible Options were issued under the 2003 Plan and subject to the terms and conditions thereof. The Replacement Option will be issued under the 2007 Plan and will be subject to the terms and conditions of the 2007 Plan.

8.	How many shares will I be able to acquire upon exercise of a Replacement Option?

Each Replacement Option will represent the right to purchase the same number of shares as the Eligible Option tendered for exchange. However, the Replacement Option will have a different vesting schedule. If you are currently vested in part or in whole in an Eligible Option and you choose to exchange that for a Replacement Option, you will start a new four-year annual vesting schedule and you will not be able to purchase shares until you have vested into shares under that new four-year annual vesting schedule.

9.	Do I have to participate in the Exchange Program?

No. Participation in the Exchange Program is completely voluntary. Although the Compensation Committee of the Board of Directors has approved making this Offer to you, neither BioForm Medical nor the Board of Directors is making any recommendation as to your participation in the Exchange Program. The decision to participate must be yours. We urge you to consult your personal financial and tax advisors for advice on the tax and other investment-related implications of participating in the Exchange Program. Since the exercise price of the Replacement Options cannot be determined until the day when the Replacement Options will be granted, you should consider, before the termination of this Offer, whether the changes in the market price of the Company’s common stock between December 22, 2008 and the grant date of the Replacement Options (currently expected to be January 22, 2009) increase or decrease the value of your Eligible Options when making a decision whether or not to participate in the Exchange Program.

10.	When must I be an Eligible Employee?

To participate in the Exchange Program, you must be an Eligible Employee throughout the entire Eligibility Period, which runs from and includes the date this Offer commences (December 22, 2008), through the date the Replacement Options are granted (currently expected to be January 22, 2009). If you are not an Eligible Employee throughout the entire Eligibility Period, or cease to be an Eligible Employee at any time during the Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and unchanged.

11.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

12.	What happens if I leave BioForm Medical because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you cease to be an Eligible Employee for any reason at any time during the Eligibility Period, including on the date the Replacement Options are granted (currently expected to be January 22, 2009), any election you make to participate in the Exchange Program will be automatically voided and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.

13.	Why can’t BioForm Medical just reprice my options?

Option repricing has very different accounting and stockholder implications than an option exchange. The Compensation Committee of the Board of Directors of BioForm Medical has elected to offer employees this Exchange Program after careful consideration of alternatives.

14.	Why can’t I just be granted additional options?

An additional grant of options to all Eligible Employees could have a negative effect on our stock dilution, outstanding shares and share price.

15.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange under the Exchange Program will be cancelled on the date the Replacement Options are granted, which will be the day this Offer expires, and exchanged for the Replacement Options.

16.	What will happen to Eligible Options that I choose not to exchange?

Eligible Options that you choose not to exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

17.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants.

18.	May BioForm Medical cancel this Offer?

BioForm Medical may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer. If this Offer is terminated, any options that were tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.

19.	What are the conditions to this Offer?

This Offer is subject to a number of conditions, including the conditions described in Section 7. Please read this entire offering memorandum for a full description of all of the terms and conditions of this Offer. There is no minimum aggregate number of Eligible Options that must be tendered in this Offer.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

20.	How do I participate in the Exchange Program?

Election instructions. along with the required documentation to make your exchange election. are enclosed with this offering memorandum. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 7:00 p.m. PST on January 22, 2009, unless this Offer is extended. Election Forms may submitted by any one of the following methods:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402;

•	by facsimile to David Hartley at (650) 286-4075;

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

If you have any questions about the election process, please send an e-mail directly to David Hartley at dhartley@bioform.com or call (650) 286-4035.

You do not need to submit the Election Form if you do not wish to exchange your Eligible Options.

21.	How will I know BioForm Medical received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form. If you do not receive a confirmation, please contact David Hartley at (650) 286-4035 or dhartley@bioform.com. It is your responsibility to confirm that your Election Form has been received.

22.	How will I know my options were exchanged?

The final confirmation notice will confirm that those options have been accepted for exchange and cancelled and will set forth the number of Replacement Options that have been granted to you and their exercise price.

23.	How do I obtain information about all of my existing stock options?

We will send each employee a list of current options that are eligible for this exchange program. Your current outstanding stock option information is also available through E-trade or by contacting David Hartley at (650) 286-4035 or dhartley@bioform.com.

24.	Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

25.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 7:00 p.m. PST on January 22, 2009 unless this Offer is extended by us. This means that your completed Election Form must be received by us before that time. Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 20.

26.	What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and all stock options currently held by you will remain unchanged, including the exercise price, vesting schedule and number of underlying shares.

27.	May I withdraw or change my election?

You may withdraw or change a previously submitted Election Form to exchange Eligible Options at any time before 7:00 p.m. PST on January 22, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

28.	How do I withdraw or change my election?

To withdraw or change your previously submitted Election Form, you must request a replacement Election Form and submit it in the same manner set forth in the answer to Question 20, and we must receive the replacement Election Form before the expiration of this Offer at 7:00 p.m. PST on January 22, 2009. It is your responsibility to confirm that we have received your replacement Election Form before the expiration of this Offer. In all cases, the last Election Form submitted and received prior to the expiration of this Offer will prevail.

29.	If I have several different Eligible Option grants, may I elect to exchange one grant but not the others?

Yes. If you were issued more than one Eligible Option grant, you may make a separate election for each grant. If you elect to tender an Eligible Option for exchange, you must exchange the entire unexercised portion of that individual grant. Partial exchanges of a grant are not permitted.

30.	May I exchange the remaining portion of an Eligible Option that I have already partially exercised?

Yes, any remaining outstanding, unexercised Eligible Options may be exchanged.

31.	May I select which portion of an Eligible Option to exchange?

No. If you choose to exchange an Eligible Option, the entire outstanding, unexercised Eligible Option must be exchanged.

32.	May I exchange both the vested and unvested portions of an Eligible Option?

Yes. Each Eligible Option exchanged must be exchanged in its entirety, whether or not it is fully vested. Each Replacement Option will have a new four-year annual vesting schedule and each Replacement Option will be unvested upon initial grant.

33.	When will I receive my Replacement Option grant documents?

We will grant the Replacement Options on the day this Offer expires, at the same time as the Eligible Options you tendered to exchange are cancelled. If this Offer expires on January 22, 2009, we would expect to grant the Replacement Options on January 22, 2009. Grant documents for the Replacement Options will be mailed to you within approximately two weeks thereafter.

34.	What if my employment with BioForm Medical ends after the date the Replacement Options are granted?

If your employment with BioForm Medical ends for any reason after the date Replacement Options are granted to you, your rights to exercise the Replacement Options will be subject to the terms and conditions of the 2007 Plan. Under the terms of the 2007 Plan, following your voluntary or involuntary termination, you will have three (3) months to exercise your Replacement Options to the extent that shares under those Replacement Options have vested as of your termination date. If your employment with BioForm Medical is terminated due to disability or death, the vested portion of your Replacement Options will be exercisable for twelve (12) months following your disability or death, unless a shorter period of time is specified in your option Award Agreement. The number of shares under options that have vested as of your termination date may be reduced if you exchange your Eligible Options for Replacement Options. Please consult the 2007 Plan for further questions. See the “Risk Factors” section that appears after this Summary Term Sheet.

35.	What happens if BioForm Medical is acquired before my options vest?

The Replacement Options will have a provision which states that, if you are terminated within a certain period of time following a change of control of BioForm Medical, the vesting of your Replacement Options will accelerate.

36.	After I receive Replacement Options, what happens if my Replacement Options end up underwater?

We are conducting the Exchange Program at this time because of BioForm Medical’s stock price decline in recent months. We provide no assurance as to the price of our common stock at any time in the future. Moreover, we have no expectation of any future exchange of stock options to account for future price movements of BioForm Medical stock. See the “Risk Factors” section that appears after this Summary Term Sheet.

OTHER IMPORTANT QUESTIONS

37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

If you accept this Offer, we believe, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged Eligible Options are cancelled or when your Replacement Options are granted. However, tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offering memorandum is information regarding the material U.S. federal income tax consequences of this Offer. You should review this information carefully before deciding whether or not to participate in this Offer. You should also consult your personal tax advisor with any questions regarding the tax consequences of participating in the Exchange Program, including any state or local tax consequences.

38.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business. We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

39.	Are there risks that I should consider in deciding whether to exchange my Eligible Options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion in the “Risk Factors” section that appears after this Summary Term Sheet.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Offer. If you submit an Election Form indicating your decision to participate in the Offer prior to the Expiration Time (defined below), you should continue to consider these risks and uncertainties prior to the Expiration Time, so that based upon circumstances at that time you can determine whether it is appropriate for you to withdraw from participating in the Offer before it is too late to do so.

Risks Related to This Offer

Any Replacement Option you receive in the Offer will be subject to additional vesting than the vesting that applies to the related Eligible Option you are surrendering, which means you may be vested in fewer option shares at the time your employment with us terminates.

If you elect to participate in this Offer, the vesting of each Replacement Option issued to you will be subject to a four-year annual vesting schedule. This means that you will be required to continue working for BioForm Medical for four years after the date on which your Replacement Option is granted in order to be fully vested in the Replacement Option. If your employment terminates for any reason between the Replacement Option grant date and the fourth anniversary of such grant date, you will forfeit the then-unvested portion of your Replacement Option. In addition, the unvested portion of your Replacement Option may terminate under certain other circumstances prior to its being fully vested.

You should carefully consider the relative benefit to you of the vesting your Eligible Options have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrender, you could conclude that it would have been preferable to have retained the Eligible Option with its higher price and greater amount of accrued vesting rather than have tendered it for the new lower-priced Replacement Option with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of BioForm Medical. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the Replacement Options or thereafter.

If BioForm Medical’s stock price increases after you tender your Eligible Options, you might receive Replacement Options with an exercise price that is higher than the exercise price of your cancelled Eligible Options.

Although the purpose of the Offer is to allow employees to receive Replacement Options with lower exercise prices than their existing Eligible Options, we cannot control or predict the market price of our common stock, which trades on NASDAQ. The closing price of our common stock on NASDAQ changes daily and has been highly volatile in the recent past. The exercise price of your Replacement Option may vary from the price of our stock at the time that you make your decision about participating. We will grant Replacement Options on the day this Offer expires, and the exercise price for the Replacement Options will be the closing price of our common stock on NASDAQ on such day. Therefore, you should pay careful attention to the fair market value of our common stock traded on NASDAQ as the Offer proceeds. It is solely your responsibility to monitor the trading price of our stock, to tender your Eligible Options, to complete the Election Form accurately, and, should you so decide, to accurately modify or withdraw any election you may make prior to the Expiration Time.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended June 30, 2008 and our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008 and also the other information provided in this Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

SECTION 1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the 2007 Plan in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Time,” as we have defined this term below.

An individual will be eligible to participate in the Exchange Program, provided that during the entire Eligibility Period, which runs from and includes December 22, 2008 through the date the Replacement Options are granted, he or she is an employee of BioForm Medical and holds at least one Eligible Option.

Even if you are an Eligible Employee when the Exchange Program commences, you will not be eligible to exchange Eligible Options for Replacement Options unless you continue to meet all of the conditions of an Eligible Employee throughout the entire Eligibility Period, including the date on which the Replacement Options are granted.

This Offer’s Expiration Time is 7:00 p.m. PST on January 22, 2009, unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open. If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

If you elect to exchange Eligible Options, you must exchange each individual Eligible Option grant that you elect to exchange in its entirety. For this purpose, an Eligible Option grant includes all of a grant made to you on a single grant date with the same exercise price and vesting schedule. If you have previously exercised a portion of an Eligible Option grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender one or more Eligible Option grants that are accepted for exchange, the exchanged Eligible Options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive Replacement Options to acquire the same number of shares as the Eligible Options exchanged, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the 2007 Plan. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of the Offer.

Unless prevented by law or applicable regulations, each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the 2007 Plan. Each Replacement Option will represent the right to purchase the same number of shares as the Eligible Option for which it is exchanged. The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on the NASDAQ on the date of the Offer’s expiration date, when the Replacement Options will be granted (currently expected to be January 22, 2009). The vesting schedule in each Replacement Option will be four-year annual vesting, commencing on the grant date of the Replacement Option.

All Replacement Options will be non-qualified stock options for U.S. federal income tax purposes.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF BIOFORM MEDICAL. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE REPLACEMENT OPTIONS OR THEREAFTER. IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE REPLACEMENT OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION, EVEN IF THE ELIGIBLE OPTION THAT YOU SURRENDERED TO RECEIVE THE REPLACEMENT OPTION WAS VESTED AT THE TIME THE ELIGIBLE OPTION WAS SURRENDERED.

SECTION 2. Purpose of this Offer.

Stock options for employees are very important to BioForm Medical’s compensation program and philosophy. A number of the stock options that were granted in recent years are substantially “underwater,” meaning that the exercise price is higher than the current trading price of BioForm Medical stock. Because of this, the effectiveness of our long-term incentive program is weakened and the retention value of our outstanding stock options is impaired. The Exchange Program has been designed to improve the retention and motivational value of our stock option program.

Our executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives to advance the creation of long-term stockholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to allow our executive officers to participate in the Exchange Program and to exchange Eligible Options for Replacement Options.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offering memorandum and consult your own financial and tax advisors. You must make your own decision whether to elect to exchange your options.

SECTION 3. Procedures for Electing to Exchange Options.

Proper Exchange of Eligible Options. If you wish to participate in the Exchange Program, you should complete and return an Election Form, a copy of which accompanies this offering memorandum. Election Forms should be sent to BioForm Medical, Inc. by one of the following methods:

•	by regular mail to BioForm Medical, Inc., Attn: David Hartley, 1875 South Grant Street, Suite 200, San Mateo, CA 94402;

•	by facsimile to David Hartley at (650) 286-4075;

•	by e-mail, send a signed PDF of the Election Form to David Hartley at dhartley@bioform.com; or

•	by inter-office mail to David Hartley in the San Mateo Office.

To participate, your Election Form must be received by us no later than 7:00 p.m. PST on January 22, 2009, unless this Offer is extended. You will receive a confirmation by e-mail after our receipt of your completed Election Form, confirming our acceptance of your properly tendered Eligible Options. If your Eligible Options are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled and will set forth the number of shares your Replacement Options entitle you to purchase and the per share exercise price.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the Exchange Program, and each stock option currently held by you will remain intact with its original exercise price and with its other original terms. The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all option holders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither BioForm Medical nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered Eligible Options that have not been validly withdrawn.

SECTION 4. Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time (7:00 p.m. PST on January 22, 2009). If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw tendered Eligible Options, you must submit a replacement Election Form. We must receive the replacement Election Form before the Expiration Time. Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your replacement Election Form indicating the withdrawal of your tendered Eligible Options before the Expiration Time. If you elect to withdraw an Eligible Option grant, you must withdraw the entire Eligible Option grant that was granted to you on the same grant date and with the same exercise price and vesting schedule. Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Options will not be considered tendered for exchange. In order to subsequently exchange Eligible Options that were subject to a valid withdrawal, you must properly re-tender for exchange those Eligible Options before the Expiration Time by following the procedures described in Section 3.

Neither BioForm Medical nor any other person is obligated to give notice of any defects or irregularities in any Election Form submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final, conclusive and binding.

SECTION 5. Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 7, and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time. Once your Eligible Options have been accepted for exchange and cancelled, you will receive a final confirmation notice confirming that those Eligible Options have been accepted for exchange for Replacement Options and cancelled.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options on the day this Offer expires. Grant documents for the Replacement Options will be mailed to you thereafter.

If you cease to be an Eligible Employee at any time during the Eligibility Period, including the date the Replacement Options are granted, your election to participate in the Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their respective terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of their Eligible Options. This notice may be given by e-mail. Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents after the new grant date.

The option pool available for issuance under the 2007 Plan will be increased by the number of Eligible Options that are accepted for exchange and canceled by BioForm Medical.

SECTION 6. Price Range of Common Stock Underlying the Options.

Our common stock is listed on the NASDAQ under the symbol “BFRM.” The following table shows, since our initial public offering on November 6, 2007 and for the periods indicated, the high and low closing prices per share of our common stock as listed on the NASDAQ.

	High	Low
Fiscal Year Ended June 30, 2008
Second Quarter (commencing November 6, 2007)	$9.00	$6.63
Third Quarter	$7.46	$4.60
Fourth Quarter	$6.01	$3.96
Fiscal Year Ending June 30, 2009
First Quarter	$5.23	$3.48
Second Quarter (through December 17, 2008)	$3.70	$0.76

As of December 17, 2008, options to purchase 7,319,989 shares of our common stock were granted and outstanding under all of BioForm Medical’s stock option plans. Of these options, Eligible Employees held Eligible Options to purchase a total of 4,294,717 shares of our common stock. The shares of common stock issuable upon exercise of Eligible Options by Eligible Employees represent approximately 8.0% of the total shares of our common stock outstanding as of December 17, 2008, including shares subject to options granted and outstanding under all of BioForm Medical stock option plans. The closing price of our common stock as listed on the NASDAQ was $0.96 on December 17, 2008. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program.

SECTION 7. Conditions of this Offer

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to certain limitations, if at any time on or after December 22, 2008 and prior to the Expiration Time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, or is likely to occur:

a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

i.	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

ii.	delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange; or

iii.	materially and adversely affect the business, condition (financial or other), income or operations of BioForm Medical;

c)	there shall have occurred:

i.	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

ii.	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

iii.	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

iv.	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

v.	any significant increase or decrease in the market price of the shares of our common stock;

vi.	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of BioForm Medical or on the trading in our common stock; or

vii.	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

i.	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 17, 2008;

ii.	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 17, 2008 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

e)	any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of BioForm Medical that, in our reasonable judgment, is or may have a material adverse effect on BioForm Medical.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 8. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of common stock of BioForm Medical under the 2007 Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to each Replacement Option granted pursuant to this Offer will be equal to the number of shares of common stock subject to each Eligible Option, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock of BioForm Medical and in accordance with the terms of the 2007 Plan pursuant to which the Replacement Option is granted.

Terms of Replacement Options. The terms of each Replacement Option will be consistent with the standard terms of options granted under the 2007 Plan. Replacement Options will be subject to a new four-year annual vesting schedule commencing on their grant date. Replacement Options will also have substantially the same change of control provisions as options granted under the 2003 Plan.

The terms and conditions of your Replacement Options are set forth in the 2007 Plan document. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the 2007 Plan document under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2007 Plan document. Additional information regarding the 2007 Plan may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that Plan. Copies of these documents are available by contacting us at (650) 286-4035.

Exercise. Generally, you may exercise the vested portion of your Replacement Options at any time in accordance with their new four year annual vesting schedule. Except as noted below, if your employment with BioForm Medical terminates prior to your Replacement Option becoming fully vested, you will not be able to exercise the portion of your Replacement Option that is not vested. Unless your Replacement Option grant documents provide otherwise, if your employment with BioForm Medical is terminated due to disability or death, the vested portion of your Replacement Options will be exercisable for twelve (12) months following your disability or death, unless a shorter period of time is specified in your option Award Agreement, and for three (3) months following all other involuntary terminations of employment, unless a shorter period of time is specified in your option Award Agreement. All Replacement Options will exercisable for three (3) months upon voluntary termination of employment or dismissal for cause, unless a shorter period of time is specified in your option Award Agreement.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Option Shares. All shares of BioForm Medical common stock issuable upon exercise of options granted under the Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of BioForm Medical, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

The statements in this offering memorandum concerning the Plans and the Replacement Options are summaries. The statements are subject to, and are qualified in their entirety by reference to, the provisions of the Plans. Copies of each Plan and its related prospectus are available by contacting us at (650) 286-4035.

SECTION 9. Information Concerning BioForm Medical, Inc.

Information Concerning Us. BioForm Medical, Inc. is a medical aesthetics company headquartered in San Mateo, California, developing products that enhance aesthetic procedures performed in dermatology and plastic surgery practices. BioForm Medical’s lead product is RADIESSE® dermal filler, a long-lasting filler for use in facial aesthetics. BioForm Medical is developing several future aesthetics products, including a radiofrequency treatment to reduce nerve function in the forehead, a sclerotherapy treatment for spider veins, and a surgical adhesive for brow lifts. For more information about BioForm Medical, please visit http://www.bioform.com. Our mailing address and executive offices are located at 1875 South Grant Street, Suite 200, San Mateo, CA 94402. Our phone number is (650) 286-4000.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in (i) the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended June 30, 2008, and (ii) the section entitled “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the period ended September 30, 2008. See Section 16 for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial data. For information regarding the accounting consequences of this Offer, see Section 11.

The following tables set forth selected consolidated financial data at and for each of the two fiscal years ended June 30, 2008 and June 30, 2007, and at and for the three-month periods ended September 30, 2008 and September 30, 2007.

Summary Consolidated Income Statements and Balance Sheets (amounts in thousands, except per share data):

	Year Ended June 30,		Three Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Net sales	$67,483	$47,414	$15,671	$15,201
Cost of sales	11,393	8,769	2,724	2,792

Gross profit	56,090	38,645	12,947	12,409

Operating expenses:
Sales and marketing	56,912	38,186	15,230	11,754
Research and development	9,313	7,756	2,362	2,181
Acquired in-process research and development	11,230	—	—	—
General and administrative	9,882	6,990	3,077	2,024

Total operating expenses	87,337	52,932	20,669	15,959

Income (loss) from operations	(31,247)	(14,287)	(7,722)	(3,550)
Interest income, net	1,902	842	328	161
Other income, net	110	68	(358)	31

Income (loss) before income taxes	(29,235)	(13,377)	(7,752)	(3,358)
Provision for income taxes	290	195	42	58

Net income (loss)	$(29,525)	$(13,572)	$(7,794)	$(3,416)

Net income (loss) per share, basic and diluted
Basic	$(0.94)	$(3.54)	$(0.17)	$(0.82)
Diluted	$(0.94)	$(3.54)	$(0.17)	$(0.82)
Weighted-average number of common shares used in per share calculation
Basic	31,276	3,839	46,322	4,166
Diluted	31,276	3,839	46,322	4,166

	As of June 30,		As of September 30,
	2008	2007	2008	2007
Cash and cash equivalents	$59,204	$17,610	$50,298	$10,468
Working capital	69,330	19,880	62,444	13,106
Total assets	94,570	37,499	86,352	37,924
Total liabilities	12,427	11,811	11,422	14,796
Convertible preferred stock	—	303	—	303
Total stockholders’ equity	$82,143	$25,688	$74,930	$23,128

At September 30, 2008, the book value of the Company’s common stock was $1.62.

SECTION 10. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

As of December 17, 2008, our directors and executive officers (10 persons) as a group held Eligible Options outstanding under the Plans to purchase a total of 1,576,000 shares of our common stock with a weighted average exercise price of $5.27. This number represented approximately 21.5% of the shares subject to all options outstanding under the Plans as of December 17, 2008.

The following table sets forth the beneficial ownership of outstanding options to purchase BioForm Medical common stock as of December 17, 2008 by BioForm Medical’s directors and executive officers. Directors of BioForm Medical who are not full time employees are not eligible to participate in this exchange.

Name of Beneficial Owner	Title	Shares Subject to Options Beneficially Owned		Weighted Average Exercise Price Per Share of Eligible Options	Percentage of Total Options Outstanding that are Eligible Options
Steven L. Basta*	Chief Executive Officer & Director	860,000		$4.80	45.9%
Derek Bertocci**	Chief Financial Officer & Secretary	420,000	*	$4.33	100.0%*
Albert Cha, M.D., Ph.D.	Director	—		—	0.0%
Dennis Condon*	President & Chief Business Officer	664,000		$6.41	90.8%
Chris Dennis	Director	30,000		—	0.0
Adam Gridley*	Senior Vice President, Corporate Development	271,438		$4.59	58.2%
N.C. Joseph Lai, Ph.D.	Director	—		—	0.0%
Tim Lynch	Director	51,500		—	0.0%
Kevin Sidow	Director	45,000		—	0.0%
Martin Sutter	Director	35,000		—	0.0%
All directors and executive officers as a group (10 persons)		2,406,938		$5.27	65.5%

*	Denotes executive officers of BioForm Medical

**	Derek Bertocci has announced his intent to resign from BioForm Medical on December 31, 2008, after which date his shares will no longer be eligible for this Offer.

There were no transactions in our common stock or stock options involving any of our directors or executive officers during the 60 days prior to December 17, 2008. On December 12, 2008, formula awards were granted to certain directors in conjunction with our 2008 Annual Meeting of Stockholders, as follows: Chris Dennis, 30,000 shares (initial grant), Tim Lynch, 10,000 shares (annual grant) and Kevin Sidow, 10,000 shares (annual grant). For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on pages 16 and 17 of our definitive proxy statement for our 2008 Annual Meeting of Stockholders. Copies of the definitive proxy statement are available by contacting us at (650) 286-4035

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, or our definitive proxy statement for our 2008 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11. Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. The number of options available for issuance under the 2007 Plan will be increased by the number of cancelled Eligible Options.

The exchange of Eligible Options for Replacement Options will be considered a modification of the impacted awards for accounting purposes, as determined by the Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment. Under modification accounting, the excess of the fair value of a Replacement Option over the fair value of the cancelled stock option re-measured at the grant date of the Replacement Option (the day this Offer expires) is considered incremental stock compensation. The incremental stock compensation is added to the stock compensation not yet expensed for the cancelled stock option. This combined total stock compensation is then expensed over the vesting period of the Replacement Option.

The total compensation cost of the Offer will vary in accordance with the fair market value of our stock on the grant date. For instance, presuming full participation in the Offer, if the fair market value of our stock on the grant date is $0.96 per share, the total additional incremental compensation cost of the program would be approximately $1.2 million. If the fair market value of our stock on the grant date is, instead, $1.96 per share, the total incremental compensation cost of the program would be approximately $1.4 million.

Since the values of the Replacement Options and the surrendered Eligible Options cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of the charge that would result from this Offer.

SECTION 12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Replacement Options for Eligible Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated in this offering memorandum, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options for Eligible Options tendered for exchange is subject to conditions, including the conditions described in Section 7 of this offering memorandum.

SECTION 13. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange Eligible Options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the grant date of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The Replacement Options will be non-qualified stock options.

U.S. Federal Income Tax Consequences of Non-Qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

SECTION 14. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement.

If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment by filing with the SEC. In the case of an extension, the amendment must be announced no later than 9:00 a.m. PST on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by filing with the SEC.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Offer we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Offer.

SECTION 16. Corporate Plans, Proposals and Negotiations.

We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in purchases of our outstanding common stock in either open market or privately negotiated transactions or may engage in issuances of shares of our common stock or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with BioForm Medical or with existing members of management for changes in positions, responsibilities or compensation. We also enter into agreements for the purchase and sale of products and services, engage in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer or in our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this offering memorandum, as described under “Additional Information,” as of the date of this offering memorandum, we have no plans, proposals or negotiations that relate to or would result in:

a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

b)	any purchase, sale or transfer of a material amount of our assets;

c)	any material change in our indebtedness or capitalization;

d)	any change in our present Board of Directors or executive officers other than the potential transition of up to two of our directors over the next 12 months and the anticipated recruitment of a new Chief Financial Officer;

e)	any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

f)	any other material change in our corporate structure or business;

g)	our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

j)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

SECTION 17. Additional Information.

We recommend that, in addition to this offering memorandum and your individualized Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your Eligible Options:

a)	BioForm Medical, Inc.’s Annual Report on Form 10-K, for the period ended June 30, 2008 (File No. 001-33791).

b)	BioForm Medical, Inc.’s Definitive Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Stockholders held on December 12, 2008 (File No. 001-33791).

c)	BioForm Medical, Inc.’s Definitive Additional Materials on Schedule 14A for the 2008 Annual Meeting of Stockholders held on December 12, 2008 (File No. 001-33791).

d)	BioForm Medical, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (File No. 001-33791).

e)	BioForm Medical, Inc.’s registration statement on Form S-8 (File No. 333-147647) (registering shares to be granted under the 2007 Plan), filed with the SEC on November 27, 2007.

f)	Description of our common stock contained in our registration statement on Form 8-A, dated Nov 1, 2007 (File No. 333-145584).

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is listed on the NASDAQ under the symbol “BFRM”

We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

BioForm Medical, Inc.

Attention: David Hartley

1875 South Grant Street, Suite 200

San Mateo, CA 94402

or by telephoning David Hartley at (650) 286-4035.

The information contained in this offering memorandum about BioForm Medical should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 18. Miscellaneous.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Employees residing in such jurisdiction.

This Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2008 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

BioForm Medical, Inc.

December 22, 2008